Exhibit 99.1

Vans, Inc. Announces the Resignation of Andrew J. Greenebaum; Scott J. Blechman Appointed Chief Financial Officer; Quarter-to-Date Same Store Sales up Approximately 13%

    SANTA FE SPRINGS, Calif.--(BUSINESS WIRE)--Aug. 13, 2003--

          Company Raises First Quarter Base Business Guidance

    Vans, Inc. (Nasdaq: VANS) today announced that Andrew J. Greenebaum, Chief Financial Officer, has decided to leave his position for personal reasons, effective as of August 30, 2003. In conjunction with Mr. Greenebaum's resignation, Scott J. Blechman has been appointed the Company's Chief Financial Officer. Mr. Blechman, a certified public accountant, has served as Vice President of Finance at Vans since July 2001 and Controller since September 2002. Mr. Blechman was formerly Vice President and Corporate Controller of Castle & Cooke, a large real estate developer that was publicly traded at the time of his employment. Prior to joining Vans, he was Vice President of Finance and Controller of eCompanies, LLC.
    Vans also stated that first quarter same-store sales are currently trending up approximately 13% and consequently, the Company is now comfortable with the high end of its previously announced first quarter fiscal 2004 base business earnings per share guidance of $0.55 to $0.58.(a) (See Table 1 to this release).
    Gary H. Schoenfeld, President and Chief Executive Officer of Vans, said, "Andrew has played an important role in the Company's turnaround and while we are sorry to see him leave, we thank him for his considerable contributions and wish him well in his future endeavors. Over the past few years we have assembled a strong financial team and instituted a number of operational controls that have benefited our performance and set the stage for renewed earnings growth.(a) Looking ahead, I have a tremendous amount of confidence in Scott's ability to further build on what we have accomplished and help lead Vans into the future."
    Mr. Greenebaum commented, "I have truly enjoyed my time at Vans and believe it is one of the most innovative and authentic footwear companies in the industry. I would like to extend my thanks to Gary and everyone at Vans for their hard work, support and dedication during this period. The positive momentum in the business continues and I believe the pieces are in place for long-term success.(a) While this was a difficult decision for me to make, I believe the timing is right and I wish the Company all the best."
    Commenting on current business Mr. Schoenfeld added, "The strong comp turnaround that we experienced in the fourth quarter has continued thus far into the first quarter and the beginning of back-to-school, with very positive reaction to our new footwear and apparel resulting in double digit comp gains.(a) We feel confident that we will achieve the high end of our previous earnings guidance for the base business in the first quarter as outlined in Table 1."(a)
    The Company also stated that it has reached resolution on three of the five remaining skateparks it has actively been discussing with landlords with a fourth agreement still possible prior to the end of the first quarter. The terms of these transactions are consistent with previous guidance, but an earlier resolution of negotiations for some of the remaining parks may result in a shift in the timing of the expected lease termination costs associated with those negotiations from the second quarter to the first quarter, assuming the negotiations are completed by the end of the quarter.
    Mr. Schoenfeld concluded, "I continue to be pleased with the progress we are making on several of our key initiatives. The strong comp store gains validate both the ongoing strength of our brand and our heightened commitment to great product and we believe also bodes well for our growth prospects for the balance of the year."(a)
    Vans will be presenting at the B Riley investor conference in New York City at 8:00 a.m., Eastern Time, on August 14, 2003. The Company's presentation will be web cast at www.brileyco.com.

    Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,(TM) such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown(TM) Series, the VANS Warped Tour,(R) the VANS World Amateur Skateboarding Championships, large-scale VANS skateparks, and the VANS High Cascade Snowboard Camp,(R) located on Mt. Hood. The Company operates 162 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports, (TM) snowboard boots, strap snowboard boot bindings under its AGENCY(TM) brand, step-in snowboard boot bindings under its SWITCH(R) brand, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Pro-Tec, Inc. Vans' website is www.vans.com and its news releases, SEC filings, and other investor information can be accessed at www.vans.biz.

    (a) These are forward looking statements about Vans' anticipated results of its base business for the first quarter and the balance of fiscal 2004. Actual results could vary significantly and could be materially impacted due to a number of important factors including, but not limited to: (i) the Company's ability to sustain the recent growth in its retail sales; (ii) the ongoing consolidation of the retail segment of the footwear industry coupled with price compression in the industry; (iii) the continuance of downward trends in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the recent war with Iraq, the ongoing dispute with North Korea, and the terrorist attacks against the United States which occurred on September 11, 2001; (iv) any adverse impact of the SARS virus on the Company's ability to source products from China and/or Philippines; (v) whether the Company can complete the documentation for the termination of the three skatepark leases for which it has reached oral agreements and whether it can reach agreements on satisfactory terms to terminate the leases for a significant number of the remaining parks; (vi) changes in the fashion preferences of the Company's target customers and the Company's ability to anticipate and respond to such changes; (vii) increasing competition in all lines of the Company's business from large, well-established companies with significant financial resources and brand recognition, niche competitors who market exclusively to the Company's target customers; (viii) the cancellation of orders which could alter bookings numbers; (ix) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro and the British pound on the Company's European business; and (x) whether the Company's expense reduction initiatives are achieved.



                              Vans, Inc.
       Reconciliation of GAAP Guidance to Base Business Guidance
            (Amounts in millions, except per share amounts)

The Company's results of operations and any forward looking guidance include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing, and amount. The following tables reconcile our GAAP guidance to our Base Business guidance, as defined below, for the periods indicated. This guidance is meant to provide useful information to investors because the Company has made a strategic decision to exit the skatepark business, with the exception of one or two strategic skatepark locations which the Company may keep open primarily to promote brand awareness. The information in the schedule below is not considered to be an alternative to guidance given in accordance with GAAP.



                                                              Base
                                                           Business
                                                           Excluding
                                          Skatepark       Skatepark
                                          Operations      Operations
Revised Q1 & Q2 Fiscal 2004    Total      And Lease       and Lease
 Guidance as of August 13,    Guidance    Termination     Termination
 2003:                       Per GAAP     Charges (A)     Charges (B)
----------------------  ---------------- --------------  -------------

Full Year Fiscal 2004             No change from prior guidance
---------------------

Q1 Fiscal 2004
----------------------

Total revenues               $127                             $125
                              to                               to
                             $129         Approx. $2          $127




Gross profit percentage   Approx. 44%    Approx. 70%     Approx. 43.5%

Operating expenses,        $45
 including lease            to
 termination charges       $47           Approx.$4 to $6 Approx. $41

Earnings (loss) per
 share                     $0.33         $(0.10)
                             to             to
                           $0.48         $(0.25)         Approx. $0.58


Q2 Fiscal 2004
----------------------

Earnings (loss) per
 share                     $(0.33)       $(0.05)         $(0.28)
                              to            to              to
                           $(0.57)       $(0.25)         $(0.32)

Six-month period ending
 May 31, 2004                  No change from prior guidance
----------------------



Previous Guidance as
 of July 17, 2003:
----------------------

Full Year Fiscal 2004
----------------------

Total revenues                   $325                    $320
                                  to                      to
                                 $335      Approx. $5    $330

Gross profit percentage           46%                     46%
                                  to                      to
                                  47%      Approx. 70%    47%

Operating expenses, including    $150                    $140
 lease termination charges        to                      to
                                 $155      Approx. $10   $145

Effective tax rate             Approx. 70%          0%     20%
                                                           to
                                                           22%

Earnings (loss) per share      Approx.    Approx. $(0.40) $0.35
                               breakeven                    to
                                                          $0.40
Q1 Fiscal 2004
----------------------

Total revenues                  $125      Approx. $2      $123
                                 to                        to
                                $128                      $126

Gross profit percentage        Approx. 44% Approx. 70%  Approx. 44%


Operating expenses, including
 lease termination charges     Approx.$43  Approx. $2   Approx. $41

Earnings (loss) per share       $0.53                     $0.55
                                 to                        to
                                $0.56      $(0.02)        $0.58

Q2 Fiscal 2004
----------------------

Earnings (loss) per share       $(0.58)    $(0.30)        $(0.28)
                                   to        to             to
                                $(0.67)    $(0.35)        $(0.32)

Six-month period ending
 May 31, 2004
----------------------

Earnings (loss) per share        $0.00     $(0.06)      Approx. $0.10
                                   to        to
                                 $0.05     $(0.08)

Footnotes:
------------------------------
(A) The skatepark operations include the results of all skateparks which are expected to close within the next 12-24 months. This column does not include two skateparks the Company may keep open primarily to promote brand awareness. The lease termination charges are estimated costs to terminate existing leases related to expected skatepark closures. The revised guidance as of August 13, 2003 assumes that the lease termination of all five of the remaining parks expected to close will be completed in the first two quarters of fiscal 2004. Of the five parks remaining, three have already been terminated during the first quarter.
(B) The Base Business, which is the total consolidated statement of operations, less the operations of the skateparks the Company expects to close and the related lease termination charges, consists of retail store operations, two skateparks which may remain open, the national wholesale business, the Vans Warped Tour, the Vans High Cascade Snowboard Camp and the international wholesale business.

    CONTACT: Vans, Inc.
             Gary H. Schoenfeld, 562-565-8267
              or
             Integrated Corporate Relations
             Chad A. Jacobs / Brendon E. Frey, 203-222-9013